Exhibit 99.1

PRESS RELEASE
Contact: Mark E. Hood
                SVP, Chief Financial Officer (314-633-7255)

Panera Bread Reports Comparable Bakery-Cafe Sales Increased 0.6% for the
Four Weeks Ended October 4, 2003

St. Louis, MO, October 16, 2003 – Panera Bread Company (Nasdaq:PNRA) today reported that system-wide comparable bakery-cafe sales increased 0.6% for the four weeks ended October 4, 2003. The breakdown between Company-owned and franchised bakery-cafes is as follows:

	For the 4 weeks ended	For the 12 weeks ended
	October 4, 2003	October 4, 2003

Company-owned	2.1%	2.2%
Franchised	0.0%	0.1%
Total System	0.6%	0.7%

Average system-wide weekly sales (excluding closed locations) increased 0.1% to $36,040 for the four weeks ended October 4, 2003 compared to $36,007 for the four weeks ended October 5, 2002.

The reported comparable sales increases for the four weeks ended October 4, 2003 were negatively impacted by sales lost during Hurricane Isabel. The Company estimates that lost sales decreased the reported system-wide comparable sales increase by 0.2% (0.3% lower Company-owned and 0.1% lower franchised).

Included above are franchised and system-wide comparable bakery-cafe sales increases and system-wide average weekly sales. Management believes system-wide sales information, particularly average weekly sales, is useful in assessing consumer acceptance of the Company’s bakery-cafe concept as it measures the impact of both comparable sales and new stores. Franchise sales information also provides an understanding of the Company’s revenues as royalties from franchisees are based on their sales.

The Company plans to report third quarter earnings results before the opening of market trading on Thursday, October 30, 2003 and will discuss the results in a call that will be broadcast on the internet at 1:00 P.M. Central Time that same day. To access the call or view the release (when issued) go to http://www.panerabread.com/about_investor.aspx. Access to the call and the release will be archived for one year.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The Company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the Company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions express management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K/A for the year ended December 28, 2002.